Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-190471) of Jones Energy, Inc. of our report dated March 5, 2014 relating to the statement of revenues and direct operating expenses of Sabine Mid-Continent, LLC, which appears in the Current Report on Form 8-K of Jones Energy Inc. dated December 18, 2013.

/s/PricewaterhouseCoopers LLP

Houston, Texas
March 5, 2014